UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
March 28, 2006

Date of Report (Date of earliest event reported)
Smith & Wesson Holding Corporation

(Exact Name of Registrant as Specified in Charter)

NEVADA	001-31552	87-0543688
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2100 ROOSEVELT AVENUE
SPRINGFIELD, MASSACHUSETTS
01104

(Address of Principal Executive Offices) (Zip Code)
(800) 331-0852

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On March 28, 2006, we determined to increase the base salaries of certain of our executive officers as of May 1, 2006 as follows:

Name	Salary
Leland A. Nichols	$270,000
John A. Kelly	227,000
Thomas A. Taylor	212,000
Kenneth W. Chandler	222,000
Ann B. Makkiya	134,000
     Mr. Nichols will be assuming the role of Chief Operating Officer of our subsidiary, Smith & Wesson Corp.
     In addition, we determined to pay an extra fee to the Vice Chairman of our Board of Directors, Robert L. Scott, of $18,000 per annum to reflect certain industry functions he performs and agreed to pay him a per diem expense allowance of $1,000 while traveling for such functions. We pay each non-employee director an annual retainer in the amount of $60,000. The non-executive Chairman of the Board and the non-executive Chairman of the Audit Committee each receives an additional $25,000 per year over the standard director compensation, and the non-executive chairs of the Compensation and the Nominations and Corporate Governance Committee each receives an additional $6,000 per year. We also reimburse each non-employee director for travel and related expenses incurred in connection with attendance at Board and committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director.
     Each non-employee director receives an automatic grant of options to acquire 25,000 shares of our common stock on the date of his or her first appointment or election to our Board of Directors. Each non-employee director also receives an automatic grant of options to purchase 10,000 shares of our common stock at the time of the meeting of our Board of Directors held immediately following each annual meeting of stockholders.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITH & WESSON HOLDING CORPORATION

Date: April 3, 2006	By:	/s/ John A. Kelly

John A. Kelly
Chief Financial Officer

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